Exhibit 10.1
FIRST AMENDMENT TO LEASE
I. PARTIES AND DATE.
     This First Amendment to Lease (the “Amendment”) dated April 21, 2010, is by and between THE IRVINE COMPANY LLC, a Delaware limited liability company, formerly The Irvine Company, a Delaware corporation (“Landlord”), and LOCAL.COM CORPORATION, a Delaware corporation (“Tenant”) as successor-in-interest to Interchange Corporation, a Delaware corporation (“Original Tenant”).
II. RECITALS.
     On March 18, 2005, Landlord and Original Tenant entered into a lease (“Lease”) for space in a building located at 1G Technology Drive, Irvine, California (the “1G Technology Premises”).
     On November 2, 2006 Original Tenant merged with and into Interchange Merger Sub, Inc., a Delaware corporation, which merged entity then changed its name to Local.Com Corporation.
     Landlord and Tenant each desire to modify the Lease to terminate Tenant’s leasing of the 1G Technology Premises in exchange for Tenant’s leasing of approximately 34,612 rentable square feet of space in a building located at 7555 Irvine Center Drive, Irvine, California, which space is more particularly described on Exhibit A attached to this Amendment and herein referred to as the “7555 Irvine Center Drive Premises”, to extend the Term of the Lease as to the 7555 Irvine Center Drive Premises, to adjust the Basic Rent and to make such other modifications as are set forth in “III. MODIFICATIONS” next below.
III. MODIFICATIONS.
     A. Termination as to the 1G Technology Premises. The parties agree that Tenant’s lease as to the 1G Technology Premises shall terminate (the “1G Technology Premises Termination Date”) at midnight on the day preceding the “Commencement Date for the 7555 Irvine Center Drive Premises” (as hereinafter defined), provided that such termination shall not relieve Tenant of (i) any rent or other charges owed by Tenant, or other obligations required of Tenant, as are set forth in the Lease from and after the date of this Amendment through and including the 1G Technology Premises Termination Date, (ii) any obligations which are set forth in this Amendment, and (iii) any indemnity or hold harmless obligations set forth in the Lease as to the 1G Technology Premises which survive the termination of the Lease. It is further understood and agreed that Tenant shall not be obligated to pay the “holdover” rate pursuant to the provisions of Section 15.1 of the Lease for any Basic Rent payable for any portion of the Term of the Lease as to the 1G Technology Premises through and including the 1G Technology Premises Termination Date.
     B. Premises, Building and Project. Effective as of the Commencement Date for the 7555 Irvine Center Drive Premises: (i) all references to the “Premises” in the Lease shall be amended to refer to the 7555 Irvine Center Drive Premises, (ii) all references to the “Building” in the Lease shall be amended to refer to the building located at 7555 Irvine Center Drive, Irvine, California (the “7555 Irvine Center Drive Building”), (iii) all references to the “Project” in the Lease shall be amended to refer to the project shown on Exhibit Y attached to this Amendment and known as “Irvine Business Center”, and (iv) all references to the “Commencement Date” in the Lease shall be amended to refer, where applicable, to the “Commencement Date for the 7555 Irvine Center Drive Premises”.
     C. Basic Lease Provisions. The Basic Lease Provisions are hereby amended as follows:
1. Effective as of the Commencement Date for the 7555 Irvine Center Drive Premises, Item 1 shall be deleted in its entirety and substituted therefor shall be the following:
“1. Premises: The Premises are more particularly shown in Exhibit A attached to this Amendment.”

Address of Building: 7555 Irvine Center Drive, Irvine, CA”
2. Effective as of the Commencement Date for the 7555 Irvine Center Drive Premises, Item 2 shall be deleted in its entirety and substituted therefor shall be the following:
“Project Description: Irvine Business Center”
3. Item 4 is hereby amended by adding the following:
“Commencement Date for the 7555 Irvine Center Drive Premises” shall mean the date of Landlord’s tender of possession of the 7555 Irvine Center Drive Premises to Tenant with the “Tenant Improvements” for the 7555 Irvine Center Drive Premises (as hereinafter defined) substantially completed but for minor punch list items. Landlord shall diligently complete all such punch list matters within thirty (30) days. Prior to Tenant’s taking possession of the 7555 Irvine Center Drive Premises, the parties shall memorialize on a form provided by Landlord the actual Commencement Date for the 7555 Irvine Center Drive Premises, provided that Tenant’s failure to execute that form shall not affect the validity of Landlord’s reasonable determination of said Date. The acknowledgments contained in the initial two sentences of Section 2.2 of the Lease shall be applicable and binding with respect to Tenant’s lease of the 7555 Irvine Center Drive Premises. Tenant further acknowledges that flooring materials which may be installed by Tenant within those portions of the 7555 Irvine Center Drive Premises located on the ground floor of the 7555 Irvine Center Drive Building may be limited by the moisture content of the building slab and underlying soils. As of the Commencement Date for the 7555 Irvine Center Drive Premises, Tenant shall be conclusively deemed to have accepted that the 7555 Irvine Center Drive Premises is in satisfactory condition and in conformity with the provisions of the Lease, subject only to those defective or incomplete portions of the Tenant Improvements for the 7555 Irvine Center Drive Premises which Tenant shall have itemized on a written punch list and delivered to Landlord within thirty (30) days after the Commencement Date for the 7555 Irvine Center Drive Premises.”
4. Item 5 is hereby deleted in its entirety and substituted therefor shall be the following:
“5. Lease Term: The Term of this Lease shall expire at midnight on June 30, 2015”
5. Item 6 is hereby amended by adding the following:
“Commencing on the Commencement Date for the 7555 Irvine Center Drive Premises, the Basic Rent for the 7555 Irvine Center Drive Premises shall be Thirty Two Thousand Eight Hundred Eighty-One Dollars ($32,881.00) per month, based on $.95 per rentable square foot.
Commencing twelve (12) months following the Commencement Date for the 7555 Irvine Center Drive Premises, the Basic Rent for the 7555 Irvine Center Drive Premises shall be Thirty Five Thousand Three Hundred Four Dollars ($35,304.00) per month, based on $1.02 per rentable square foot.
Commencing twenty-four (24) months following the Commencement Date for the 7555 Irvine Center Drive Premises, the Basic Rent for the 7555 Irvine Center Drive Premises shall be Thirty Seven Thousand Thirty-Five Dollars ($37,035.00) per month, based on $1.07 per rentable square foot.
Commencing thirty-six (36) months following the Commencement Date for the 7555 Irvine Center Drive Premises, the Basic Rent for the 7555 Irvine Center Drive Premises shall be Forty Thousand Four Hundred Ninety-Six Dollars ($40,496.00) per month, based on $1.17 per rentable square foot.
Commencing forty-eight (48) months following the Commencement Date for the 7555 Irvine Center Drive Premises, the Basic Rent for the 7555 Irvine Center Drive Premises is Forty Two Thousand Two Hundred Twenty-Seven Dollars ($42,227.00) per month, based on $1.22 per rentable square foot.
Notwithstanding the above schedule of Basic Rent for the 7555 Irvine Center Drive Premises to the contrary, Tenant shall be entitled to an abatement of three (3) full calendar months of Basic Rent for the 7555 Irvine Center Drive Premises in the aggregate amount of Ninety Eight Thousand Six Hundred Forty-Three Dollars ($98,643.00) (i.e. $32,881.00 per month) (the “Abated Basic Rent”) for the initial three (3) full calendar months of the Term for the 7555 Irvine Center Drive Premises (the “Abatement Period”). Only Basic Rent shall be abated during the Abatement Period and all other additional rent and other costs and charges specified in this Lease shall remain as due and payable pursuant to the provisions of this Lease.”
6. Effective as of the Commencement Date for the 7555 Irvine Center Drive Premises, Item 8 shall be deleted in its entirety and substituted therefor shall be the following:
“8. Floor Area of Premises: Approximately 34,612 rentable square feet”
7. Item 14 is hereby deleted in its entirety and substituted therefor shall be the following:
“14. Vehicle Parking Spaces: One Hundred Twenty-Seven (127)”
     D. Right to Extend the Lease. The provisions of Section 3.3 of the Lease entitled “Right to Extend this Lease” shall remain in full force and effect and exercisable by Tenant during the Term of the Lease as extended by this Amendment, except that: (i) the reference in the second (2nd) sentence of the first (1st) paragraph to “not less than nine (9) months or more than twelve (12) months” is hereby revised to “not less than eight (8) months or more than ten (10) months”; and (ii) the first sentence of the last paragraph of said Section 3.3 is hereby deleted in its entirety and substituted therefor shall be the following: “If Tenant fails to timely exercise the extension rights created by this Section 3.3 within the time period set forth in the initial paragraph of this Section 3.3, then Tenant’s right to extend the Term shall be extinguished and the Lease shall automatically terminate as of the expiration date of the Term, without any extension and without any liability to Landlord.”
     E. Letter of Credit. Section 4.3 of the Lease is hereby amended to provide that, not later than the Tenant’s execution of this Amendment, Tenant shall increase the principal amount of the letter of credit therein referred to (the “Letter of Credit”) from its current principal amount of $35,448.00 to the principal amount of $46,449.00. Tenant shall further instruct the issuing bank to change the “Applicant’s” name on the Letter of Credit to “Local.Com Corporation” pursuant to an amendment to the Letter of Credit acceptable to Landlord. Notwithstanding anything to the contrary in the Lease, it is understood and agreed that the Letter of Credit in the increased principal amount herein provided shall be maintained in effect through the Expiration Date of this Lease as extended by this Amendment, and that the provisions of the third paragraph of Section 4.3 of the Lease are hereby deleted in their entirety and shall have no further force or effect.
     F. Signage. The reference in the first (1st) sentence of Section 5.2 to “one (1) exterior building-top sign and one (1) exterior eyebrow sign on the Building” is hereby revised to “two (2) exterior “building-top” signs on the 7555 Irvine Center Drive Building”.
     G. “After Hours” HVAC. The parties confirm and agree that the “reasonable charge” as used in Section 6.1 of the Lease for Tenant’s “after hours” usage of each HVAC servicing the Premises, shall mean the following charges (in addition to the electricity charges paid to the utility provider): (i) $5.00 per hour for 1-5 ton HVAC units, (ii) $7.50 per hour for 6-30 ton HVAC units and (iii) $10.00 per hour for HVAC units of greater than 30 tons. The parties further agree to amend the definition of “after hours” in Section 6.1 of the Lease from “. . . more than two hundred eighty-three (283) hours of usage during any month during the Term” to “. . . more than sixty-six (66) hours of usage during any week during the Term.”
     H. Existing UPS Equipment. The Lease of the 7555 Irvine Center Drive Premises includes the UPS equipment which currently exists in the 7555 Irvine Center Drive Premises as of the Commencement Date for the 7555 Irvine Center Drive Premises, which is leased to Tenant in an “as is” condition. It is understood and agreed that Tenant shall not remove the UPS equipment existing in the 7555 Irvine Center Drive Premises at any time during the Term, and that the UPS equipment shall remain the property of Landlord upon the Expiration Date or earlier termination of the Lease.
     I. Tenant’s Indemnity. Section 10.3 of the Lease is hereby deleted in its entirety and substituted therefor shall be the following:
     “SECTION 10.3. TENANT’S INDEMNITY. To the fullest extent permitted by law, Tenant shall defend, indemnify, protect, save and hold harmless Landlord, its agents, and any and all affiliates of Landlord, including, without limitation, any corporations or other entities controlling, controlled by or under common control with Landlord, from and against any and all claims, liabilities, costs or expenses arising either before or after the Commencement Date from Tenant’s use or occupancy of the Premises, the Building or the Common Areas, including, without limitation, the use by Tenant, its agents, employees, invitees or licensees of any recreational facilities within the Common Areas, or from the conduct of its business, or from any activity, work, or thing done, permitted or suffered by Tenant or its agents, employees, invitees or licensees in or about the Premises, the Building or the Common Areas, or from any Event of Default in the performance of any obligation on Tenant’s part to be performed under this Lease, or from any act or negligence of Tenant or its agents, employees, visitors, patrons, guests, invitees or licensees. Landlord may, at its option, require Tenant to assume Landlord’s defense in any action covered by this Section through counsel reasonably satisfactory to Landlord. The provisions of this Section shall expressly survive the expiration or sooner termination of this Lease. Tenant’s obligations under this Section shall not apply in the event that the claim, liability, cost or expense is ultimately determined to have been caused by the negligence or willful misconduct of Landlord.”
     J. Landlord’s Nonliability. Section 10.4 of the Lease is hereby deleted in its entirety and substituted therefor shall be the following:
     “SECTION 10.4. LANDLORD’S NONLIABILITY. Landlord shall not be liable to Tenant, its employees, agents and invitees, and Tenant hereby waives all claims against Landlord and knowingly assumes the risk of for loss of or damage to any property, injury or liability whatsoever resulting from, but not limited to, Acts of God, acts of civil disobedience or insurrection, acts or omissions of third parties and/or of other tenants within the Project or their agents, employees, contractors, guests or invitees, fire, explosion, falling plaster, steam, gas, electricity, water or rain which may leak or flow from or into any part of the Premises or from the breakage, leakage, obstruction or other defects of the pipes, sprinklers, wires, appliances, plumbing, air conditioning, electrical works, roof, windows or other fixtures in the Building, whether the damage or injury results from conditions arising in the Premises or in other portions of the Building, except to the extent of the gross negligence or willful misconduct of Landlord, its agents or any and all affiliates of Landlord in connection with the foregoing (but subject to Section 10.5 below). It is understood that any such condition may require the temporary evacuation or closure of all or a portion of the Building. Landlord shall have no liability whatsoever for Tenant’s consequential damages, lost profit or opportunity costs and, except as provided in Sections 11.1 and 12.1 below, there shall be no abatement of rent, by reason of any injury to or interference with Tenant’s business arising from the making of any repairs, alterations or improvements to any portion of the Building, including repairs to the Premises, nor shall any related activity by Landlord constitute an actual or constructive eviction; provided, however, that in making repairs, alterations or improvements, Landlord shall interfere as little as reasonably practicable with the conduct of Tenant’s business in the Premises. Should Tenant elect to receive any service or products from a concessionaire, licensee or third party tenant of Landlord, Landlord shall have no liability for any services or products so provided or for any breach of contract by such third party provider. Neither Landlord nor its agents shall be liable for interference with light or other similar intangible interests. Tenant shall immediately notify Landlord in case of fire or accident in the Premises, the Building or the Project and of defects in any improvements or equipment.”
     K. Tenant’s Defaults. Section 14.1(c) of the Lease is hereby deleted in its entirety and shall have no further force or effect.
     L. Late Payments. The reference to “Two Hundred Fifty Dollars ($250.00)” in Section 14.3(a) of the Lease is hereby amended to “One Hundred Dollars ($100.00).”
     M. Waiver of Jury Trial. Section 14.7 of the Lease is hereby deleted in its entirety and substituted therefor shall be the following:
     SECTION 14.7. WAIVER OF JURY TRIAL/JUDICIAL REFERENCE.
     (a) LANDLORD AND TENANT EACH ACKNOWLEDGES THAT IT IS AWARE OF AND HAS HAD THE ADVICE OF COUNSEL OF ITS CHOICE WITH RESPECT TO ITS RIGHTS TO TRIAL BY JURY, AND, TO THE EXTENT ENFORCEABLE UNDER CALIFORNIA LAW, EACH PARTY DOES HEREBY EXPRESSLY AND KNOWINGLY WAIVE AND RELEASE ALL SUCH RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER PARTY HERETO AGAINST THE OTHER (AND/OR AGAINST ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, OR SUBSIDIARY OR AFFILIATED ENTITIES) ON ANY MATTERS WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS LEASE, TENANT’S USE OR OCCUPANCY OF THE PREMISES, AND/OR ANY CLAIM OF INJURY OR DAMAGE. FURTHERMORE, THIS WAIVER AND RELEASE OF ALL RIGHTS TO A JURY TRIAL IS DEEMED TO BE INDEPENDENT OF EACH AND EVERY OTHER PROVISION, COVENANT, AND/OR CONDITION SET FORTH IN THIS LEASE.
     (b) IN THE EVENT THAT THE JURY WAIVER PROVISIONS OF SECTION 14.7(a) ARE NOT ENFORCEABLE UNDER CALIFORNIA LAW, THEN THE PROVISIONS OF THIS SECTION 14.7(b) SHALL APPLY. IT IS THE DESIRE AND INTENTION OF THE PARTIES TO AGREE UPON A MECHANISM AND PROCEDURE UNDER WHICH CONTROVERSIES AND DISPUTES ARISING OUT OF THIS LEASE OR RELATED TO THE PREMISES WILL BE RESOLVED IN A PROMPT AND EXPEDITIOUS MANNER. ACCORDINGLY, EXCEPT WITH RESPECT TO ACTIONS FOR UNLAWFUL OR FORCIBLE DETAINER OR WITH RESPECT TO THE PREJUDGMENT REMEDY OF ATTACHMENT, ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER PARTY HERETO AGAINST THE OTHER (AND/OR AGAINST ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR SUBSIDIARY OR AFFILIATED ENTITIES) ON ANY MATTERS WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS LEASE, TENANT’S USE OR OCCUPANCY OF THE PREMISES AND/OR ANY CLAIM OF INJURY OR DAMAGE, SHALL BE HEARD AND RESOLVED BY A REFEREE UNDER THE PROVISIONS OF THE CALIFORNIA CODE OF CIVIL PROCEDURE, SECTIONS 638 — 645.1, INCLUSIVE (AS SAME MAY BE AMENDED, OR ANY SUCCESSOR STATUTE(S) THERETO) (THE “REFEREE SECTIONS”). ANY FEE TO INITIATE THE JUDICIAL REFERENCE PROCEEDINGS SHALL BE PAID BY THE PARTY INITIATING SUCH PROCEDURE; PROVIDED HOWEVER, THAT THE COSTS AND FEES, INCLUDING ANY INITIATION FEE, OF SUCH PROCEEDING SHALL ULTIMATELY BE BORNE IN ACCORDANCE WITH SECTION 14.6 ABOVE. THE VENUE OF THE PROCEEDINGS SHALL BE IN THE COUNTY IN WHICH THE PREMISES ARE LOCATED. WITHIN TEN (10) DAYS OF RECEIPT BY ANY PARTY OF A WRITTEN REQUEST TO RESOLVE ANY DISPUTE OR CONTROVERSY PURSUANT TO THIS SECTION 14.7(b), THE PARTIES SHALL AGREE UPON A SINGLE REFEREE WHO SHALL TRY ALL ISSUES, WHETHER OF FACT OR LAW, AND REPORT A FINDING AND JUDGMENT ON SUCH ISSUES AS REQUIRED BY THE REFEREE SECTIONS. IF THE PARTIES ARE UNABLE TO AGREE UPON A REFEREE WITHIN SUCH TEN (10) DAY PERIOD, THEN ANY PARTY MAY THEREAFTER FILE A LAWSUIT IN THE COUNTY IN WHICH THE PREMISES ARE LOCATED FOR THE PURPOSE OF APPOINTMENT OF A REFEREE UNDER

CALIFORNIA CODE OF CIVIL PROCEDURE SECTIONS 638 AND 640, AS SAME MAY BE AMENDED OF ANY SUCCESSOR STATUTE(S) THERETO. IF THE REFEREE IS APPOINTED BY THE COURT, THE REFEREE SHALL BE A NEUTRAL AND IMPARTIAL RETIRED JUDGE WITH SUBSTANTIAL EXPERIENCE IN THE RELEVANT MATTERS TO BE DETERMINED, FROM JAMS/ENDISPUTE, INC., THE AMERICAN ARBITRATION ASSOCIATION OR SIMILAR MEDIATION/ARBITRATION ENTITY. THE PROPOSED REFEREE MAY BE CHALLENGED BY ANY PARTY FOR ANY OF THE GROUNDS LISTED IN SECTION 641 OF THE CALIFORNIA CODE OF CIVIL PROCEDURE, AS SAME MAY BE AMENDED OR ANY SUCCESSOR STATUTE(S) THERETO. THE REFEREE SHALL HAVE THE POWER TO DECIDE ALL ISSUES OF FACT AND LAW AND REPORT HIS OR HER DECISION ON SUCH ISSUES, AND TO ISSUE ALL RECOGNIZED REMEDIES AVAILABLE AT LAW OR IN EQUITY FOR ANY CAUSE OF ACTION THAT IS BEFORE THE REFEREE, INCLUDING AN AWARD OF ATTORNEYS’ FEES AND COSTS IN ACCORDANCE WITH CALIFORNIA LAW. THE REFEREE SHALL NOT, HOWEVER, HAVE THE POWER TO AWARD PUNITIVE DAMAGES, NOR ANY OTHER DAMAGES WHICH ARE NOT PERMITTED BY THE EXPRESS PROVISIONS OF THIS LEASE, AND THE PARTIES HEREBY WAIVE ANY RIGHT TO RECOVER ANY SUCH DAMAGES. THE PARTIES SHALL BE ENTITLED TO CONDUCT ALL DISCOVERY AS PROVIDED IN THE CALIFORNIA CODE OF CIVIL PROCEDURE, AND THE REFEREE SHALL OVERSEE DISCOVERY AND MAY ENFORCE ALL DISCOVERY ORDERS IN THE SAME MANNER AS ANY TRIAL COURT JUDGE, WITH RIGHTS TO REGULATE DISCOVERY AND TO ISSUE AND ENFORCE SUBPOENAS, PROTECTIVE ORDERS AND OTHER LIMITATIONS ON DISCOVERY AVAILABLE UNDER CALIFORNIA LAW. THE REFERENCE PROCEEDING SHALL BE CONDUCTED IN ACCORDANCE WITH CALIFORNIA LAW (INCLUDING THE RULES OF EVIDENCE), AND IN ALL REGARDS, THE REFEREE SHALL FOLLOW CALIFORNIA LAW APPLICABLE AT THE TIME OF THE REFERENCE PROCEEDING. IN ACCORDANCE WITH SECTION 644 OF THE CALIFORNIA CODE OF CIVIL PROCEDURE, THE DECISION OF THE REFEREE UPON THE WHOLE ISSUE MUST STAND AS THE DECISION OF THE COURT, AND UPON THE FILING OF THE STATEMENT OF DECISION WITH THE CLERK OF THE COURT, OR WITH THE JUDGE IF THERE IS NO CLERK, JUDGMENT MAY BE ENTERED THEREON IN THE SAME MANNER AS IF THE ACTION HAD BEEN TRIED BY THE COURT. THE PARTIES SHALL PROMPTLY AND DILIGENTLY COOPERATE WITH ONE ANOTHER AND THE REFEREE, AND SHALL PERFORM SUCH ACTS AS MAY BE NECESSARY TO OBTAIN A PROMPT AND EXPEDITIOUS RESOLUTION OF THE DISPUTE OR CONTROVERSY IN ACCORDANCE WITH THE TERMS OF THIS SECTION 14.7(b). TO THE EXTENT THAT NO PENDING LAWSUIT HAS BEEN FILED TO OBTAIN THE APPOINTMENT OF A REFEREE, ANY PARTY, AFTER THE ISSUANCE OF THE DECISION OF THE REFEREE, MAY APPLY TO THE COURT OF THE COUNTY IN WHICH THE PREMISES ARE LOCATED FOR CONFIRMATION BY THE COURT OF THE DECISION OF THE REFEREE IN THE SAME MANNER AS A PETITION FOR CONFIRMATION OF AN ARBITRATION AWARD PURSUANT TO CODE OF CIVIL PROCEDURE SECTION 1285 ET SEQ. (AS SAME MAY BE AMENDED OR ANY SUCCESSOR STATUTE(S) THERETO).

     N. Prorations. The third sentence of Article XVI of the Lease is hereby deleted in its entirety, and substituted therefore shall be the following:
“All payments requiring proration shall be prorated on the basis of the number of days in the pertinent calendar month or year, as applicable.”
     O. Broker’s Commission. Article XVIII of the Lease is amended to provide that the parties recognize the following parties as the brokers who negotiated this Amendment, and agree that Landlord shall be responsible for payment of brokerage commissions to such brokers pursuant to its separate agreements with such brokers: Irvine Realty Company (“Landlord’s Broker”) and Colliers International/Irvine (“Tenant’s Broker”). It is understood and agreed that Landlord’s Broker represents only Landlord in connection with the execution of this Amendment and that Tenant’s Broker represents only Tenant. The warranty and indemnity provisions of Article XVIII of the Lease, as amended hereby, shall be binding and enforceable in connection with the negotiation of this Amendment.
     P. Tenant Improvements. Landlord hereby agrees to complete the Tenant Improvements for the 7555 Irvine Center Drive Premises in accordance with the provisions of Exhibit X, Work Letter, attached hereto.
IV. GENERAL.
     A. Effect of Amendments. The Lease shall remain in full force and effect except to the extent that it is modified by this Amendment.
     B. Entire Agreement. This Amendment embodies the entire understanding between Landlord and Tenant with respect to the modifications set forth in “III. MODIFICATIONS” above and can be changed only by a writing signed by Landlord and Tenant.
     C. Counterparts. If this Amendment is executed in counterparts, each is hereby declared to be an original; all, however, shall constitute but one and the same amendment. In any action or proceeding, any photographic, photostatic, or other copy of this Amendment may be introduced into evidence without foundation.
     D. Defined Terms. All words commencing with initial capital letters in this Amendment and defined in the Lease shall have the same meaning in this Amendment as in the Lease, unless they are otherwise defined in this Amendment.
     E. Corporate and Partnership Authority. If Tenant is a corporation or partnership, or is comprised of either or both of them, each individual executing this Amendment for the corporation or partnership represents that he or she is duly authorized to execute and deliver this Amendment on behalf of the corporation or partnership and that this Amendment is binding upon the corporation or partnership in accordance with its terms.
     F. SDN List. Tenant hereby represents and warrants that neither Tenant nor any officer, director, employee, partner, member or other principal of Tenant (collectively, “Tenant Parties”) is listed as a Specially Designated National and Blocked Person (“SDN”) on the list of such persons and entities issued by the U.S. Treasury Office of Foreign Assets Control (OFAC). In the event Tenant or any Tenant Party is or becomes listed as an SDN, Tenant shall be deemed in breach of this Lease and Landlord shall have the right to terminate this Lease immediately upon written notice to Tenant.

V. EXECUTION.
     Landlord and Tenant executed this Amendment on the date as set forth in “I. PARTIES AND DATE.” above.

LANDLORD:		TENANT:

THE IRVINE COMPANY LLC		LOCAL.COM CORPORATION,
a Delaware limited liability company		a Delaware corporation

By	/s/ Steven M. Case	By	/s/ Stanley B. Crair

	Steven M. Case, Executive Vice President		Name	Stanley B. Crair
	Office Properties		Title	President and Chief Operating Officer

By	/s/ Holly McManus	By	/s/ Brenda Agius

	Holly McManus, Vice President		Name	Brenda Agius
	Operations, Office Properties		Title	Chief Financial Officer